CODE OF ETHICS

         The Board of Directors of Washington Mutual Investors Fund adopts a Code of Ethics intended to comply with the requirements of Rule 17j-1 under the Investment Company Act of 1940. The Code recognizes that the Fund's officers and access persons (with the exception of non-interested Directors) are covered by the Code of Ethics adopted by Washington Management Corporation with investment personnel and some access persons covered by the Code of Conduct of the Capital Group Companies, Inc. The Board of Directors of the Fund, after considering the limited nature of access of the non-interested Directors to current information with respect to security transactions being effected or considered on behalf of the Fund, adopts this Code of Ethics to specifically cover the non-interested Directors.



1.       Legal Requirements

         A director of the Fund may not:
                  a. employ any device, scheme or artifice to defraud the Fund;
                  b. make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; c. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or d. engage in any manipulative practice with respect to the Fund.

2.       Portfolio Transaction Information

         Directors are regularly sent financial statements of the Fund, which include portfolio changes as well as a listing of the entire portfolio. In addition, special reports may periodically be sent to Directors or given to them at Board meetings, and discussions at Board meetings may include information regarding Fund portfolio transactions. Directors must conduct personal securities transactions in a manner that is consistent with this Code and that avoids conduct inconsistent with the Fund's policies, such as its policies against excessive trading.

3.       Transactions to be Reported

         Any securities transaction* which you know or should have known to have been made within a 15-day period of a transaction by the Fund in the same security or which you know or should have known was considered by the Fund or its Investment Adviser for purchase or sale by the Fund during such 15-day period should be reported. Any such reports are to be made on a confidential basis to the Fund's Corporate Secretary within 30 days after the end of each calendar quarter on a form which will be provided. We will review the reports and contact you in any instance where further inquiry or documentation appears advisable. So long as you are unaware of any transaction by the Fund or could not reasonably have been aware that the Adviser was considering a transaction during the 15-day period, no report need be filed. As a reminder of this policy, the Fund's Corporate Secretary will send to you each quarter a reporting form.

4.       Exempted Transactions


         The following security transactions are exempted from the reporting requirements of the Code:

         A. Transactions in securities issued by the United States Government.

         B. Transactions in bankers' acceptances, bank certificates of deposit, commercial paper. C. Transactions in shares of registered investment companies.

         D. Transactions where the Director has no direct or indirect influence or control.

          E. Transactions which are non-volitional on the part of the Director of the Fund (e.g. securities received as part of a stock dividend).

          F . Purchases which are part of an automatic dividend reinvestment plan.


5.       Preclearance

         Independent directors are not required to pre-clear personal securities transactions. However, any purchase or sale that would be reportable under paragraph 3 of this Code should be pre-cleared by contacting the Corporate Secretary by telephone. Obtaining pre-clearance will eliminate any appearance of improper personal securities trading.

6.       Questions


         Any questions regarding this policy should be directed to the Fund's Corporate Secretary.











Effective January 1, 2005




--------

* See paragraph #4, "Exempted Transactions"





                Washington Management Corporation Code of Ethics


All of us are responsible for maintaining the very highest ethical standards when conducting business. In keeping with these standards, we must never allow our own interests to be placed ahead of our shareholders' interests. We must observe exemplary standards of honesty and integrity.


As an Officer and/or Director and/or employee of Washington Management Corporation (WMC) (the Company) or as an employee of Johnston, Lemon & Co. Incorporated (J/L) who may directly, or indirectly, assist such individuals of such Company, you may from time to time have access to confidential information regarding The American Funds Tax-Exempt Series I (AFTES-I), JP Morgan Value Opportunities Fund, Inc. (JPMVOF) and Washington Mutual Investors Fund, Inc.
(WMIF) (the Investment Companies). As an "access person" this places you in a position of special trust.


If you have trouble interpreting laws or regulations pertaining to this Code, ask the WMC Compliance Officer, Michael Stockton, for advice (202) 842-5302.


Conflicts of Interest

A conflict of interest occurs when your private interests interfere or could potentially interfere with your responsibilities at work. You must not place yourself or your employer in a position of actual or potential conflict. You may not accept gifts worth more than $100, or business entertainment exceeding $200 in value, from those who conduct business with the Investment Companies. You should not take inappropriate advantage of your position, and you may not accept favors or preferential treatment from stockbrokers.


This Code has been adopted by WMC pursuant to requirements of the Investment Company Act of 1940 and rules thereunder which prohibit the use of (1) any device, scheme or artifice to defraud the Investment Companies; (2) any act or practice or course of business which operates or would operate as a fraud or deceit upon the Investment Companies; (3) any manipulative practice with respect to the Investment Companies or (4) making untrue statements of a material fact or omitting to state to the Investment Companies a material fact necessary to make any statements made, in light of the circumstances under which they were made, not misleading. These prohibitions apply to persons subject to this Code.


Insider Trading


Antifraud provisions of the federal securities laws generally prohibit persons while in possession of material nonpublic information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences. These laws can apply to those of us who work for WMC, and it is unlawful under this Code to engage in trading or other conduct which violates the Federal law of "insider trading." If you have any questions about whether you have in your possession material, non-public information about the Investment Companies or any other company and whether trading on that information or communicating it to others would be unlawful, please consult with the WMC Compliance Officer.

Person who are employees of Johnston, Lemon & Co. Incorporated may be subject to various policies and procedures of that Company and this Code's provisions are in addition to and do not affect the applicability of, any similar policies of Johnston, Lemon & Co. Incorporated.

Personal Securities Transactions

The Investment Companies are responsible for the management of substantial assets belonging to millions of shareholders. Both ethics and the law place a heavy burden on you to ensure that the highest standards of integrity be maintained at all times. To avoid any possible conflict of interest in carrying out your responsibilities to such shareholders, you are bound by this Code of Ethics.


There are several rules that must be followed to avoid possible conflicts of interest in personal securities transactions.


You must not divulge information to personnel of Johnston, Lemon & Co. Incorporated or to outsiders concerning either proposed or partially completed programs of the Funds to buy or sell particular securities. Lists of securities in the Funds' portfolios are considered confidential until released to the public in accordance with established procedures.


You may not purchase or sell directly or indirectly any security which to your actual knowledge at that time is being purchased or sold, or is being considered for purchase or sale, by one of the Investment Companies of which Washington Management Corporation is the Administrator.

You may not purchase or sell any shares of the Investment Companies in violation of the applicable Fund's policies with respect to excessive trading. For funds in the American Funds Group, this means that generally you may not make an investment in a fund (other than a money market fund) within 30 days of redeeming $5,000 or more of the same fund. There are exceptions such as a purchase of less than $5,000 or systematic purchases. For JPMorgan Funds, this means that generally you cannot make more than one "round trip" (a purchase or exchange followed by a redemption or visa versa) within a 60 day period. If you have any questions about these restrictions, please contact the WMC Compliance Officer.

You may not subscribe to (i) any, initial public offering or (ii) any other securities offerings that are subject to allocation (so-called "hot issues"). Also, persons subject to this Code of Ethics shall not offer, grant or allot any securities, including initial public offerings, to any director, trustee or advisory board member or an affiliated person thereof, of a fund served by Washington Management Corporation as business manager except on the same terms as such securities are made available to other comparable clients in the ordinary course of business.

You may not participate in private securities offerings without advance written approval of the WMC compliance officer.



Access Persons


Those who have access to investment information in connection with their regular duties are generally considered "access persons." If you receive an initial holdings or annual holdings report form, you are an access person. When you first become an access person, you must, within 10 days complete an initial holdings report. (See "Reporting" below.)

Access persons must conduct their personal securities transactions in such a way that they do not conflict with the interests of the Investment Companies. This policy also includes securities transactions of their immediate family members (for example, a spouse, children and parents) residing in the access person's household and any account (for example, a family trust) over which the access person (or immediate family member residing in the access person's household) exercises investment discretion or control.

Pre-clearance of Securities Transactions

You must pre-clear, according to established procedures, all personal transactions involving any stocks, options or convertible bonds but excluding securities not required under this Code to be reported (see "Reporting" below.). You must also pre-clear all purchases in an underwriting of any municipal bonds of entities in Maryland, Virginia, the District of Columbia, Puerto Rico, Guam or the Virgin Islands and the sale of any bonds issued in those jurisdictions unless they are rated A or above by a national rating service.

Permission to engage in private securities offerings, where granted, is not subject to such time limit but re-approval should be sought should circumstances change (e.g. modification of the terms of the offering).


Capital Research and Management Company typically approves transactions of stocks on the WMIF eligible list only if Washington Mutual Investors Fund has no open order on that date with clearance typically for that day only. Because JPMVOF has a wide universe of stocks in which they may trade for the Fund, the compliance officer will retain a list of Fund transactions and clearance will be granted only in those instances when the Fund has not had a transaction in the security during the preceding three business days. Clearance for JPMVOF will be granted for one day only.


Exception for De Minimus Transactions

You may execute one transaction (either a buy or sell) of 100 shares or less per issuer per calendar month without pre-clearance. Larger or more frequent transactions must be pre-cleared. If you pre-clear a transaction and are denied permission, you may not execute a de minimus transaction in that issuer without pre-clearance for a period of seven calendar days. Additionally, pre-clearance is not required for transactions of $100 or less, not including commissions.

Brokerage Accounts


You shall not maintain any brokerage accounts with any other broker/dealer except Johnston, Lemon & Co. Incorporated, without written approval of the WMC compliance officer. You and your immediate family members (for example, a spouse, children and parents) residing in your household and any account over which you (or immediate family members residing in your household) exercise investment discretion or control shall direct your broker to provide duplicate confirmations to the WMC compliance officer on a timely basis.


Annual Recertification

All access persons will be required to certify annually that they have read and understood the Code of Ethics and recognize that they are subject thereto. They will also be required to certify annually that they have complied with this Code and have disclosed or reported all personal securities transactions and holdings required to be disclosed or reported. Forms will be supplied for this purpose.

Service as a director

All WMC personnel must obtain prior authorization of the WMC Board of Directors before serving on the board of directors of publicly traded companies.

Reporting


         Initial

         When a person first becomes subject to this Code of Ethics, he or she must submit, within 10 days, an initial report of all securities holdings (excluding Johnston, Lemon stock, mutual funds, broad-based index/exchange traded funds, money market investments, commodities, and direct obligations of the U.S. government), including holdings of immediate family members residing in their household and any account over which he or she or such immediate family member exercise investment discretion or control. Such information must be as of a date no longer than 45 days prior to the date the person became an access person.

         Periodic


          Thereafter, persons subject to this Code of Ethics are required to furnish duplicate confirmations of all their securities transactions (excluding Johnston, Lemon stock, mutual funds, money market instruments, commodities, direct obligations of the U.S., purchases through dividend reinvestment plans, transactions through systematic investment plans and corporate activities that are nonvolitional on the part of the investor, such as mergers, stock splits and tender offers.), including those of immediate family members residing in their household and any account over which they or such immediate family member exercise investment discretion or control. It is required that any new brokerage account subject to the Code have duplicate confirmation statements sent to the WMC compliance officer. For any reportable transaction for which a confirmation is not produced (including receipt of a security by gift or inheritance) such transaction should be reported promptly to the WMC compliance officer via the "Gift/Inheritance/Other Transaction Reporting Form."


         Annually


         Annually, all persons subject to this Code are required to report their holdings as of December 31. This report, which must be submitted by January 30th each year, also must include holdings of immediate family members and is subject to the same exclusions as the initial holdings report, discussed above.

         Forms for all of these reports will be provided at each reporting period.

         Special

         Any purchase followed by a redemption or redemption followed by a purchase (a "round trip") in shares of any of the Investment Companies within a 60 day period must be reported within 5 days of completing the round trip. The report must be made by personal memorandum to the WMC Compliance Officer and Fund President. Systematic purchases or redemptions, dividend reinvestments, and payroll deduction 401(k) investments, and any non-volitional transactions are excepted from this reporting obligation.

         Violations

         Any material violation of this Code for which the compliance officer recommends the imposition of a sanction shall be referred to the Board of Directors of Washington Management Corporation as appropriate, for resolution.


Board of Directors/Trustees of the Investment Companies

Approval of the Code of Ethics and Amendments to it - The Boards of Directors/Trustees of the Investment Companies will be asked to approve the Code initially and any material amendments to it. A material amendment to the Code must be approved no later than six months after its adoption by WMC. The Directors/Trustees of the Investment Companies must receive a certification from WMC that procedures reasonably necessary to prevent access persons from violating the Code have been adopted. WMC will furnish to the Directors/Trustees a written report annually that discusses any issues arising under the Code since the last report to the Directors/Trustees. This report will also include information about material violations of the Code or of our procedures and any sanctions imposed as a result of these violations.


Amended December 2, 2004
Effective January 1, 2005

Code of Ethics November 2004 Following is the Code of Ethics for The Capital Group Companies Inc. (Capital), which includes Capital Research and Management Company, the investment adviser to the American Funds and those involved in the distribution of the funds, client support and services; and Capital Group International Inc. (CGII), which includes Capital Guardian Trust Company and Capital International Inc. The Code of Ethics applies to all associates.



                           The Capital Group Companies
                                 CODE OF ETHICS


All of us within the Capital organization are responsible for maintaining the very highest ethical standards when conducting business. In keeping with these standards, we must always place the interests of clients and fund shareholders ahead of our own. Moreover, we should adhere to the spirit as well as the letter of the law and be vigilant in guarding against anything that could color our judgment.

Over the years we have earned a reputation for the highest integrity. Regardless of lesser standards that may be followed through business or community custom, we must observe exemplary standards of openness, integrity, honesty and trust. Accordingly, we have adopted certain standards as described below for the purpose of deterring wrongdoing and promoting: 1) honest and ethical conduct; 2) full, fair, accurate, timely and understandable disclosure in reports and documents; 3) compliance with applicable laws (including federal securities laws), rules, and regulations; 4) the prompt internal reporting of violations of our Code of Ethics; and 5) accountability for adherence to our Code of Ethics.

General Guidelines

Although specific policies are discussed in more detail below, these are general guidelines that all Capital associates should be aware of:

o It is a crime in the U.S. and many other countries to transact in a company's securities while in possession of material nonpublic information about the company. If there is any question as to whether you've received material information (typically from a company "insider") you should contact any member of the legal staff to discuss.

o You should not knowingly misrepresent, or cause others to misrepresent, facts about Capital to clients, fund shareholders, regulators, or any other member of the public. Disclosure in reports and documents should be fair and accurate.

o You should not accept extravagant gifts or entertainment from persons or companies who are trying to solicit business from any of the Capital companies. Capital's Gifts and Entertainment Policy is summarized below.

o Safeguarding nonpublic information - - All associates are responsible for safeguarding nonpublic information about securities recommendations and fund and client holdings (for example, analyst research reports, investment meeting discussions or notes, current fund/client transaction information). If you have regular access to such information, you will likely be subject to additional personal investing limitations under Capital's Personal Investing Policy. Even if you are not a "covered person" under the Personal Investing Policy, certain general principles apply to you, and you should not trade based on any Capital company's confidential, proprietary investment information where fund or client trades are likely to be pending or imminent.

o Other types of information (for example, marketing plans, employment issues, shareholder identities, etc.) may also be confidential and should not be shared with individuals outside the company (except those retained to provide services for the Capital companies).

Excessive trading of Capital-managed Funds - - You should not engage in excessive trading of the American Funds or any other Capital-managed investment vehicles worldwide to take advantage of short-term market movements. Excessive activity, such as a frequent pattern of exchanges, could involve actual or potential harm to shareholders or clients. Note that this applies to your spouse and any other immediate family members.

Ban on Participation in IPOs - - Capital associates and their immediate family members residing in their household may not participate in Initial Public Offerings (IPOs). Although exceptions are rarely granted, they will be considered on a case-by-case basis, for example, where a family member is employed by the IPO Company and IPO shares are considered part of that family member's compensation.

Limitation on Service on Boards - - Associates are discouraged from serving on the board of directors or advisory board of any public or private company (this does not apply to boards of Capital companies or funds). You must receive approval prior to serving on a board, except for boards of charitable organizations or other nonprofit organizations. In addition, certain associates will be sent a form annually and asked to disclose their board positions.

Failure to adhere to our Code of Ethics may result in disciplinary action being taken, including termination.


Annual Certification of Code of Ethics

Each associate will receive a copy of the Code of Ethics annually and is responsible for certifying in writing that they have read and understood the Code.


Reporting Violations

You have a responsibility to report any violations of our Code of Ethics, including: (i) fraud or illegal acts involving any aspect of our business; (ii) noncompliance with applicable laws, rules and regulations; (iii) intentional or material misstatements in our regulatory filings, internal books and records or client records or reports; or (iv) activity that is harmful to our clients or fund shareholders. Deviations from controls or procedures that safeguard the company, including the assets of shareholders and clients, should also be reported. Reported violations of the Code of Ethics will be investigated and appropriate actions will be taken.

You can report confidentially to:
o        Your manager or department head
o        Capital's Audit Committee
o        any lawyer employed by the Capital organization



Capital's Gifts and Entertainment Policy - Conflicts of Interest

       A conflict of interest occurs when the private interests of associates interfere or could potentially interfere with their responsibilities at work. Associates must not place themselves or the company in a position of actual or potential conflict. Associates may not accept gifts worth more than $100, excessive business entertainment, loans, or anything else involving personal gain from those who conduct business with the company. In addition, a business entertainment event exceeding $200 in value should not be accepted unless the associate receives permission from the Gifts and Entertainment Policy Committee.

       Gifts or entertainment that are reimbursed by Capital do not need to be reported (or pre-cleared). The expenses, however, are subject to the approval of the associate's manager. When giving a gift or extending entertainment on behalf of Capital, it is important to keep in mind that giving an extravagant gift or entertaining excessively or lavishly may create the appearance of conflict. Associates should also be aware that certain laws or rules may prohibit or limit gifts or entertainment extended to public officials -- especially those responsible for investing public funds.

Political and Charitable Contributions

       In soliciting political or charitable donations from various people in the business community, associates must never allow the present or anticipated business relationships of Capital or any of its affiliates to be a factor in soliciting such contributions. In addition, certain associates are subject to additional restrictions due to their involvement with "College America(R)," the American Funds 529 College Savings Plan.

Reporting

       Although the limitations on accepting gifts applies to all associates as described above, some associates will be asked to fill out quarterly reports. If you receive a reporting form, you must report any gift exceeding $50 in value (although it is recommended that you report all gifts received) and business entertainment in which an event exceeds $75.

Gifts and Entertainment Policy Committee

       The Gifts and Entertainment Policy Committee oversees administration of and compliance with the Policy.


Insider Trading

       Antifraud provisions of U.S. securities laws as well as the laws of other countries generally prohibit persons in possession of material nonpublic information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences.

       While investment research analysts are most likely to come in contact with material nonpublic information, the rules (and sanctions) in this area apply to all Capital associates and extend to activities both within and outside each associate's duties. Any associate who believes that he or she may have material non-public information should contact a Capital lawyer.


Personal Investing Policy

       As an associate of The Capital Group Companies, you may have access to confidential information. This places you in a position of special trust.

       You are associated with a group of companies that is responsible for the management of many billions of dollars belonging to mutual fund shareholders and other clients. The law, ethics and our own policy place a heavy burden on all of us to ensure that the highest standards of honesty and integrity are maintained at all times.

       There are several rules that must be followed to avoid possible conflicts of interest in personal investments. Keep in mind, however, that placing the interests of clients and fund shareholders first is the core principle of our policies and applies even if the matter is not covered by a specific provision. The following is only a summary of Capital's Personal Investing Policy.


The following provisions apply only to associates covered under the Personal Investing Policy.

Covered Persons

       You are a "covered person" if you have access to non-public investment information relating to current or imminent fund/client transactions. If you receive a quarterly personal investing disclosure form, you are considered a covered person.

       Covered persons must conduct their personal securities transactions in such a way that they do not conflict with the interests of the funds and client accounts. This policy also includes securities transactions of family members living in the covered person's household and any trust or custodianship for which the associate is trustee or custodian. A conflict may occur if you, or a family member in the same household, or a trust or custodianship for which you are trustee or custodian, have a transaction in a security when the funds or client accounts are considering or concluding a transaction in the same security. For purposes of this Policy, "covered persons" include immediate family members living in the same household.

       Additional rules apply to "investment associates" including portfolio counselors/managers, investment analysts and research associates, trading associates including trading assistants, and investment administration, portfolio control and fixed income control associates including assistants (see below).

Prohibited Transactions for Covered Persons

       o   IPO investments
       o Writing puts and calls on securities that are subject to pre-clearance
       o Short sales of securities that are subject to pre-clearance

Initial and Annual Holdings Reports

Any associate that becomes a covered person must submit a list of portfolio holdings and securities accounts within 10 calendar days of becoming covered. In addition, all covered associates will be required to review and update their holdings and securities account information annually.

Pre-clearance of Securities Transactions

Covered persons must receive approval before buying or selling securities including (but not limited to):

o stocks of companies (public or private, including purchases through private placements)

o bonds (except U.S. government bonds or other sovereign government bonds rated AAA or Aaa or equivalent)

o        venture capital partnerships

o options on securities subject to pre-clearance (the exercise of options must also be pre-cleared)

o        closed-end funds including investment trust companies

o index funds or exchange-traded funds that are not on the pre-approved list of index funds/ETFs

o transactions in the above securities in PEP and ISA accounts (available in the U.K. only) over which you have discretion

       Before buying or selling securities, covered persons must check with the staff of the Personal Investing Committee.

       Pre-clear requests will be handled during the hours the New York Stock Exchange ("NYSE") is open (generally 6:30am to 1:00pm Pacific Time).

       You will generally receive a response within one business day. Unless a different period is specified, clearance is good until the close of the New York Stock Exchange ("NYSE") on the day that you check. Associates from offices outside the U.S. and/or associates trading on non-U.S. exchanges are usually granted enough time to complete their transaction during the next available trading day. If you have not executed your transaction within this period, you must again pre-clear your transaction. Note that investments in private placements and venture capital partnerships must be pre-cleared and reported and are subject to special review. In addition, opportunities to acquire a stock that is "limited" (i.e., a broker-dealer is only given a certain number of shares to sell and is offering the opportunity to buy) may be subject to the Gifts and Entertainment Policy.

Exception for De Minimis Transactions

       The de minimis exception is NOT available to associates based in Tokyo or associates considered investment associates: portfolio counselors/managers, investment analysts and research associates, trading associates including trading assistants, and investment administration, portfolio control and fixed income control associates including assistants.

       All other covered associates may execute one transaction (either a buy or a sell) of 100 shares or less per issuer per calendar month without pre-clearance. You must, however, still report these trades on your quarterly form. Larger or more frequent share transactions must be pre-cleared. If an associate pre-clears a transaction and is denied permission, s/he may not execute a de minimis transaction in that issuer without pre-clearance for a period of seven calendar days.

Reporting Transactions

       Covered persons must submit quarterly disclosure of certain transactions. You will receive reporting forms each quarter that are due no later than 15 calendar days after the end of the quarter. Reports will be reviewed by the staff of the Personal Investing Committee. Transactions of securities (including fixed-income securities) or options must be pre-cleared as described above and reported except as outlined below:

       Report Only (no need to pre-clear):

o purchases or sales of any fund advised or sub-advised by a Capital company (for example, American Funds, Endowments, Capital International Funds, etc). Note that transactions in American Funds in Capital's 401(k) or MRP accounts or in accounts held with American Funds Service Company (where the account number has been disclosed) need not be reported on the quarterly form
o purchases or sales of any other fund (except funds that are advised or sub-advised by a Capital company) that is not a U.S. registered open-end investment company (including closed end funds and funds registered outside the U.S. such as OEICs and Luxembourg or French SICAVs or FCPs)
o purchases or sales of index funds or exchange traded funds that are on the pre-approved list of funds
o          participation in any CGII private equity fund/partnership
o          de minimis transactions (see above)
o          distributions of stock from venture capital partnerships
o gifts or bequests (either receiving or giving) of securities (note that sales of securities received as a gift must be both pre-cleared and reported)
o          sales pursuant to tender offers
o options or futures of index funds or exchange traded funds that are on the pre-approved list of funds

       Do Not Pre-clear or Report:

       o U.S. registered open-end investment companies (mutual funds) except funds advised or sub-advised by any Capital company o money market instruments or other short-term debt instruments with maturities (at issuance) of one year or less that are rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization or unrated but of equivalent quality
       o direct obligations of the U.S. Government or bonds issued by sovereign governments outside the U.S. that are rated AAA or Aaa or equivalent
       o bankers' acceptances, CDs or other commercial paper o currencies (including options and futures) o commodities
       o transactions in accounts for which you have completely turned over investment decision-making authority to a professional money manager (see "Professionally Managed Accounts" below)

       Personal investing should be viewed as a privilege, not a right. As such, the Personal Investing Committee may place limitations on the number of pre-clearances and/or transactions.


Securities Accounts

1.     Disclosure of Securities Accounts

       You must disclose the following types of accounts:
        o accounts currently holding securities that are subject to pre-clearance or reporting (including any accounts that hold funds advised or sub-advised by a Capital company)
        o accounts that have the ability to hold securities that are subject to pre-clearance or reporting o PEP and ISA accounts that hold securities subject to pre-clearance or reporting o accounts where you (or immediate family members residing with you) have completely turned over investment decision-making authority to a professional money manager

       You do not need to disclose accounts that can only hold cash or cash equivalents.

2.     Duplicate Account Statements and Trade Confirmations

       You must submit duplicate statements and trade confirmations (or other equivalent documentation) for accounts currently holding securities that are subject to pre-clearance and/or reporting (other than American Funds accounts where records are held at American Funds Service Company). Covered persons should inform their investment broker-dealers that they are employed by an investment organization.

       In addition, covered persons must direct their broker-dealers to send duplicate trade confirmations and account statements (or other equivalent documentation) for all new or existing accounts on a timely basis. If they are not able to send duplicates directly, you must submit copies of all trade confirmations and account statements as soon as they become available.

       All documents received are kept strictly confidential and are maintained by LAO Legal in accordance with applicable Federal Securities laws.1

       If your broker requires a letter requesting duplicate trade confirmations and monthly statements, please contact the Staff of the Personal Investing Committee.

       If your broker will be sending confirmation statements for an immediate family member with a different last name than you, you should inform the staff of the Personal Investing Committee with the name of the family member and that person's relationship to you.

3.       Professionally Managed Accounts

       If you have an account where you have completely turned over decision-making authority to a professional money manager (who is not covered by our policy), you should have a signed "Professionally Managed Account Exception Memo" on file with the staff of the Personal Investing Committee. (This memo is not required for PIM accounts.) You must disclose the existence of these accounts and provide the account numbers on your personal investing disclosure forms. You do not need to pre-clear or report securities transactions in these accounts.



Additional Policies for "Investment Associates"

       1.  Investment Associates

           Unless otherwise specified, the term "investment associates" includes: portfolio counselors/managers, investment analysts and research associates, trading associates including trading assistants, and investment administration, portfolio control and fixed income control including assistants.

       2.  Disclosure of Personal Ownership of Recommended Securities

           Portfolio counselors/managers and analysts will be asked on a regular basis to disclose securities that they own both personally and professionally and, for analysts, securities that they hold personally that are within their research coverage. This disclosure will be reviewed on a periodic basis by the staff of the Personal Investing Committee or other appropriate Capital Committees. In addition, to the extent that disclosure has not already been made to the Personal Investing Committee (by including information on the quarterly form), any associate who is in a position to recommend the purchase or sale of securities by the fund or client accounts that s/he personally owns should first disclose such ownership either in writing (in a company write-up) or verbally (when discussing the company at investment meetings) prior to making a recommendation.2 If you have any questions, you should contact the staff of the Personal Investing Committee.

       3.  Blackout Periods

           Investment associates may not buy or sell a security during a period beginning seven calendar days before and ending seven calendar days after a fund or client account transacts in that issuer. The blackout period applies to trades in the same management company with which the associate is affiliated. If a fund or client account transaction takes place in the seven calendar days following a pre-cleared transaction by an investment associate, the personal transaction may be reviewed by the Personal Investing Committee to determine the appropriate action, if any. For example, the Committee may recommend that the associate be subject to a price adjustment to ensure that he or she has not received a better price than the fund or client account.

       4. Ban on short-term trading profits

           Investment associates are generally prohibited from profiting from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 days. This restriction applies to the purchase of an option and the exercise of the option within 60 days.

Other Considerations

       Associates may not accept negotiated commission rates or any other terms that they believe may be more favorable than the broker-dealer grants to accounts with similar characteristics. U.S. broker-dealers are subject to certain rules designed to prevent favoritism toward such accounts.

       In addition, material outside business interests may give rise to potential conflicts of interest. Associates are asked to report if they are a senior officer of or own more than 5% of any private or public company that is or potentially may be doing business with any Capital company or with the American Funds. This reporting requirement also applies to any immediate family member residing within the associate's household.


Personal Investing Committee

       Any questions or hardships that result from these policies or requests for exceptions should be referred to Capital's Personal Investing Committee.

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1 Information about particular transactions may be provided to an associate's supervisor or appropriate Human Resources manager by Personal Investing Committee staff where the transactions are in violation of the Policy, may impact the associate's job performance, or raise conflict of interest-related issues.

2 Note that this disclosure requirement is consistent with both AIMR standards as well as the ICI Advisory Group Guidelines.